Exhibit 99.1

FARO Announces Pricing of $60 Million Convertible Senior Notes Offering

Lake Mary, Fl, – January 20, 2023 – FARO® Technologies, Inc. (NASDAQ: FARO) (“FARO”) announced today the pricing of $60 million aggregate principal amount of its 5.50% convertible senior notes due 2028 (the “Notes”) in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). FARO expects the offering of the Notes to close on January 24, 2023, subject to customary closing conditions. FARO also granted the initial purchaser of the Notes a 13-day option to purchase up to an additional $15 million in aggregate principal amount of Notes.
The Notes will be general, unsecured obligations of FARO, and interest will be payable semiannually in arrears at a rate of 5.50% per year on February 1 and August 1 of each year, beginning on August 1, 2023. The Notes will mature on February 1, 2028, unless repurchased, redeemed or converted prior to such date.
The initial conversion rate is 23.6072 shares of common stock per $1,000 principal amount of Notes (equivalent to an initial conversion price of approximately $42.36 per share of FARO’s common stock, which represents a 20% premium to FARO’s closing stock price on January 19, 2023). Prior to November 1, 2027, the Notes will be convertible at the option of holders only upon satisfaction of certain conditions and during certain periods. On and after November 1, 2027, the Notes will be convertible at the option of holders at any time until the close of business on the second scheduled trading day immediately preceding the maturity date. Upon conversion of the Notes, FARO will pay or deliver, as applicable, cash, shares of its common stock or a combination of cash and shares of its common stock, at FARO’s election.
FARO may redeem for cash all or (subject to certain limitations) any part of the Notes, at its option, on or after February 5, 2026, if the last reported sale price of FARO’s common stock has been at least 130% of the conversion price for the Notes then in effect on (1) each of at least 20 trading days (whether or not consecutive) during the 30 consecutive trading days ending on, and including, the trading day immediately preceding the date on which FARO sends the related notice of redemption, and (2) the trading day immediately before the date FARO sends notice. The redemption price will be 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date.
Holders of the Notes will have the right to require FARO to repurchase for cash all or any portion of their Notes at a repurchase price equal to 100% of their principal amount, plus any accrued and unpaid interest, upon the occurrence of a fundamental change (as defined in the indenture relating to the Notes). FARO, under certain circumstances, will also be required to increase the conversion rate for holders who convert their Notes in connection with a make-whole fundamental change (as defined in the indenture relating to the Notes) occurring prior to the maturity date. The definition of make-whole fundamental change includes the calling of Notes for redemption.
FARO estimates that the net proceeds from this offering will be approximately $57.7 million (or approximately $72.2 million if the initial purchaser exercises its option to purchase additional Notes in full), after deducting the initial purchaser’s discount and estimated offering expenses. FARO intends to use the net proceeds from this offering for working capital and other general corporate purposes.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful. The offer and sale of the Notes and the shares of common stock issuable upon conversion of the Notes, if any, have not been, and will not be, registered under the Securities Act or the securities laws of any other jurisdiction, and the Notes and such shares may not be offered or sold in the United States without registration or an applicable exemption from registration requirements.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties, such as statements about the proposed terms of the Notes, the completion, timing and size of the proposed offering and the anticipated use of proceeds from the offering. Statements that are not historical facts or that describe FARO’s plans, beliefs, objectives, projections, expectations, assumptions, strategies, goals or future events are forward-looking statements. In addition, words such as “is,” “will,” “intend,” “believe,” “expect,” “may,” “might,” “would,” “will,” “will be,” “future,” “strategy,” “believe,” “plan,” “should,” “could,” “seek,” “expect,” “anticipate,” “intend,” “estimate,” “goal,” “objective,” “project,” “forecast,” “target” and similar words identify forward-looking statements. Forward-looking statements are not guarantees of future performance and are subject to various known and unknown risks, uncertainties, and other factors that may cause actual results, performances, or achievements to differ materially from future results, performances or achievements expressed or implied by such forward-looking statements. Consequently, undue reliance should not be placed on these forward-looking statements. Factors that could cause actual results to differ materially from what is expressed or forecasted in such forward-looking statements include, but are not limited to, those risks detailed in Part I, Item 1A. Risk Factors in FARO’s Annual Report on Form 10-K for the year ended December 31, 2021, and in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2022. Forward-looking statements in this release represent FARO’s judgment as of the date of this release. FARO undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise, unless otherwise required by law.

Media Contact: Jessica Hale, 407-333-9911.